Exhibit 99.1

Blount Files Annual Report on Form 10-K and Reports 2013 Results

•	Full year 2013 sales were $901 million and Adjusted EBITDA was $123 million

•	Full year 2013 free cash flow of $67.6 million

•	Non-cash intangible asset impairment charges of $24.9 million recorded in fourth quarter 2013

•	Company reiterates 2014 guidance of $925 million to $950 million of sales and $130 million to $135 million of Adjusted EBITDA

PORTLAND, OR - April 23, 2014: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) today filed the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Company had previously disclosed that filing would be delayed beyond the required filing date of March 17, 2013.

For the full year 2013, Blount sales were $900.6 million, consistent with the Company’s estimate provided in its news release on February 10, 2014. Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) was $123.5 million, which was $1.5 million below the Company’s previous estimate primarily due to higher than anticipated audit fees. Operating income was $37.5 million, which was below the estimate of $64 million primarily due to non-cash impairment charges related to goodwill and acquired intangible assets and the higher audit fees.

External audit fees were approximately $6 million representing an increase of approximately $1.5 million to the amount estimated in the Company’s February 10, 2014 announcement of estimated 2013 results. Blount announced on April 15, 2014 that it had appointed KPMG as its new auditor. The Company expects 2014 audit fees to be less than $2.0 million, similar to levels experienced prior to 2013.

Results for the Quarter Ended December 31, 2013
Sales in the fourth quarter were $216.9 million, consistent with earlier estimated results, and represented a six percent decrease from the fourth quarter of 2012. Operating loss for the fourth quarter of 2013 was $16.5 million compared to operating income of $19.4 million in the fourth quarter of 2012. The operating loss in the fourth quarter of 2013 was driven by $24.9 million in non-cash asset impairment charges related to goodwill and other indefinite-life intangible assets, $4.0 million of incremental audit fees, and the result of lower sales in the fourth quarter of 2013 compared to the fourth quarter of 2012. In the fourth quarter 2013, the Company’s net loss was

$21.5 million, or ($0.43) per diluted share, compared to net income of $9.0 million, or $0.18 per diluted share, in the fourth quarter of 2012.

Full year 2013 sales were $900.6 million, a three percent decrease versus the full year 2012 results of $927.7 million. Operating income for full year 2013 was $37.5 million compared to $79.3 million in 2012. Lower operating income was driven by the non-cash impairment charges mentioned earlier and the result of lower sales and related, unfavorable fixed manufacturing overhead absorption. Net income for the full year 2013 was $4.8 million, or $0.10 per diluted share, compared to net income of $39.6 million, or $0.79 per diluted share, in 2012. Actual Sales and Adjusted EBITDA results for the Company’s FLAG and FRAG segments were consistent with the estimates in the Company’s 2013 guidance updates provided on February 10, 2014.

Reconciliation to Updated 2013 Guidance Provided February 10, 2014
Blount operates primarily in two business segments - the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. The Company reports separate results for the FLAG and FRAG segments. Blount’s Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

The Company has posted a presentation on its website, www.blount.com, which provides detail of actual 2013 results as well as detailed 2013 segment results compared to 2012.

Actual 2013 versus Estimated 2013 Results
(in millions; amounts may not sum due to rounding)
	Full Year 2013
	Actual	Estimated	Difference
Sales	$901	$901	0
Operating Income	$38	$64	($27)
Adjusted EBITDA	$123	$125	($2)

Actual Operating Income differs from estimated full year 2013 results by $26.5 million due to $24.9 million of non-cash impairment charges and approximately $1.5 in additional external audit fees. Actual Adjusted EBITDA differs by approximately $2.0 million primarily as a result of the $1.5 million of additional external audit fees.

2014 Guidance
The Company reiterated the 2014 guidance announced on February 10, 2014. Adjusted EBITDA for 2014 is expected to be $130 million to $135 million on sales of $925 million to $950 million. Blount expects to file its first quarter 2014 Form 10-Q by the normal deadline of May 12, 2014 and will hold a conference call to discuss the financial results for the first quarter of 2014 and updated 2014 outlook at that time.

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Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, and ICS® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands, except per share data)	2012	2013	2012	2013
Sales	$229,562	$216,946	$927,666	$900,595
Cost of sales	167,018	161,258	671,451	658,633
Gross profit	62,544	55,688	256,215	241,962
Selling, general, and administrative expenses	43,131	45,836	170,535	173,516
Facility closure & restructuring charges	—	1,477	6,400	6,046
Impairment of acquired intangible assets	—	24,879	—	24,879
Operating income	19,413	(16,504)	79,280	37,521
Interest expense, net of interest income	(4,269)	(4,029)	(17,206)	(17,837)
Other income (expense), net	(494)	(799)	(284)	(2,120)
Income from continuing operations before income taxes	14,650	(21,332)	61,790	17,564
Provision for income taxes	5,666	194	22,202	12,724
Net income (loss)	$8,984	$(21,526)	$39,588	$4,840

Basic income per share:	$0.18	$(0.43)	$0.81	$0.10
Diluted income per share:	$0.18	$(0.43)	$0.79	$0.10
Shares used for per share computations:
Basic	49,303	49,587	49,170	49,478
Diluted	50,033	50,217	49,899	50,122

Free Cash Flow	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands)	2012	2013	2012	2013
Net cash provided by operating activities	$13,529	$14,701	$52,436	$97,055
Net purchases of property, plant, and equipment	(14,239)	(6,857)	(52,892)	(29,411)
Free cash flow (Loss)	$(710)	$7,844	$(456)	$67,644

Segment Information	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands)	2012	2013	2012	2013
Sales:
FLAG	$165,854	$147,731	$650,480	$613,105
FRAG	57,211	63,051	250,845	260,297
Corporate and Other	6,497	6,164	26,341	27,193
Total sales	$229,562	$216,946	$927,666	$900,595
Operating income:
FLAG	$26,218	$16,343	$108,255	$83,215
FRAG	(3,875)	(23,957)	(7,495)	(18,641)
Corporate and Other	(2,930)	(8,890)	(21,480)	(27,053)
Operating income	$19,413	$(16,504)	$79,280	$37,521

Condensed Consolidated Balance Sheets	December 31,	December 31,
(Amounts in thousands)	2012	2013
Assets:
Cash and cash equivalents	$50,267	$42,797
Accounts receivable	128,444	110,807
Inventories	174,816	156,955
Assets held for sale	—	7,680
Other current assets	39,795	38,114
Property, plant, and equipment, net	177,702	164,194
Other non-current assets	334,267	295,804
Total Assets	$905,291	$816,351
Liabilities:
Current maturities of long-term debt	$15,072	$15,016
Other current liabilities	122,912	113,485
Long-term debt, net of current maturities	501,685	422,972
Other long-term liabilities	154,140	110,478
Total liabilities	793,809	661,951
Stockholders’ equity	111,482	154,400
Total Liabilities and Stockholders’ Equity	$905,291	$816,351

Net debt (Current maturities plus Long-term debt
less Cash and cash equivalents)	$466,490	$395,191

Sales and Adjusted EBITDA
(Amounts may not sum due to rounding)

Three Months Ended December 31,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2012 Actual	2013 Actual	2012 Actual	2013 Actual	2012 Actual	2013 Actual	2012 Actual	2013 Actual
Total sales	$165,854	$147,731	$57,211	$63,051	$6,497	$6,164	$229,562	$216,946

Operating income	26,218	16,343	(3,875)	(23,957)	(2,930)	(8,890)	$19,413	$(16,504)
Depreciation	5,933	6,254	1,143	1,447	104	1,821	7,180	9,522
Non-cash acquisition accounting charges	762	524	2,891	3,185	—	—	3,653	3,709
Impairment charges	—	3,292	—	21,587	—	—	—	24,879
Stock compensation	—	—	—	—	1,367	1,435	1,367	1,435
Facility closure and restructuring charges	—	—	—	—	—	1,477	—	1,477
Other	—	—	—	—	—	—	—	—
Adjusted EBITDA	$32,913	$26,413	$159	$2,262	$(1,459)	$(4,157)	$31,613	$24,518

Twelve Months Ended December 31,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2012 Actual	2013 Actual	2012 Actual	2013 Actual	2012 Actual	2013 Actual	2012 Actual	2013 Actual
Total sales	$650,480	$613,105	$250,845	$260,297	$26,341	$27,193	$927,666	$900,595

Operating income	108,255	83,215	(7,495)	(18,641)	(21,480)	$(27,053)	$79,280	$37,521
Depreciation	23,140	25,322	4,580	5,281	866	2,876	28,586	33,479
Non-cash acquisition accounting charges	3,539	2,055	12,458	12,698	—	—	15,997	14,753
Impairment charges	—	3,292	—	21,587			—	24,879
Stock compensation	—	—	—	—	5,592	5,607	5,592	5,607
Facility closure and restructuring charges	—	—	—	—	6,989	6,046	6,989	6,046
Other	—	—	—	—	—	1,196	—	1,196
Adjusted EBITDA	$134,934	$113,884	$9,543	$20,925	$(8,033)	$(11,328)	$136,444	$123,481

	Total Company
Twelve Months Ended December 31,	2013 Actual	2014 Outlook
Total sales	$900,595	$937,500

Operating income	$37,521	$78,500
Depreciation	33,479	34,000
Non-cash acquisition accounting charges	14,753	12,000
Impairment charges	24,879	—
Stock compensation	5,607	6,000
Facility closure and restructuring charges (1)	6,046	2,000
Other	1,196	—
Adjusted EBITDA	$123,481	$132,500
(1) The 2014 outlook includes approximately $1 million of cash transition costs and approximately $0.5 million of non-cash charges.